Exhibit (a)(5)(G)

Zhihu Inc. Updates a Director’s Intention to Participate in the Tender Offers

BEIJING, China, October 23, 2024 — Zhihu Inc. (NYSE: ZH; HKEX: 2390) (“Zhihu” or the “Company”), a leading online content community in China, today updated that, in relation with the Company’s all cash tender offers (the “Offers”) to buy back up to 46,921,448 Class A ordinary shares of the Company (including in the form of American depositary shares (the “ADSs”)), Mr. Dahai Li, a director of the Company, has informed the Company of his current intention to accept the Offers related to a part of the Class A ordinary shares (including in the form of ADS) in which he is interested in.

Certain Information Regarding the U.S. Offer

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any securities of the Company. The U.S. Offer will be made only pursuant to, and ADS holders and U.S. shareholders may only tender in the U.S. Offer in accordance with, the U.S. Offer to Purchase and other related materials.

ADS HOLDERS AND U.S. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S SCHEDULE TO, U.S. OFFER TO PURCHASE, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ZHIHU INC. AND THE U.S. OFFER.

Materials filed with the SEC are available electronically without charge at the SEC’s website, https://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.zhihu.com. ADS holders and U.S. shareholders are also able to obtain a copy of these documents, without charge, from Broadridge Corporate Issuer Solutions, LLC, the information agent for the U.S. Offer.

About Zhihu Inc.

Zhihu Inc. (NYSE: ZH; HKEX: 2390) is a leading online content community in China where people come to find solutions, make decisions, seek inspiration, and have fun. Since the initial launch in 2010, we have grown from a Q&A community into one of the top comprehensive online content communities and the largest Q&A-inspired online content community in China. For more information, please visit https://ir.zhihu.com.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to,” or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC and the Hong Kong Stock Exchange. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

Zhihu Inc.
Email: ir@zhihu.com

Piacente Financial Communications
Helen Wu
Tel: +86-10-6508-0677
Email: zhihu@tpg-ir.com

In the United States:

Piacente Financial Communications
Brandi Piacente
Phone: +1-212-481-2050
Email: zhihu@tpg-ir.com